Exhibit 10.11

AN AGREEMENT BETWEEN LUDWIG ENTERPRISES, INC.

And

A venture to be established by

Kim Farahay and Jeffery Lee

March 6, 2023

This date the above agrees to enter into a distribution agreement with a yet to be formed Ketamine Clinic corporation (“the Clinic”) to be operated by Kim Farahay and Jeffery Lee. The clinic will distribute Ludwig’s NuGenea Supplement products at a best in the nation pricing based upon quantity purchased.

For Ludwig

Per

Name: Anne Blackstone, president

Ludwig Enterprises, Inc.

For The Clinic